EXHIBIT 10.34

                                 May 19, 1997

Mr. Jack B. Corey
P.O. Box 525
Pinehurst, Texas 77362

    Re: Initial Public Offering of Allstar Systems, Inc. Common Stock (the
        "Offering")

Dear Jack:

      I am writing on behalf of Allstar Systems, Inc. (the "Company"), Allstar Equities, Inc., and myself, individually. As you know, the Company is planning to file an amendment to the registration statement covering the Offering, a copy of which is enclosed for your review. As you are also aware, the Offering is now proposed to be underwritten by a syndicate of underwriters of which Sutro & Co. Incorporated and Cruttenden Roth Incorporated, but not Rauscher Pierce Refsnes, Inc., will act as the representatives of the several underwriters. The purpose of this letter agreement is (i) to update and confirm various agreements made between you, Jakascki Corporation, Allstar Equities, Inc., the Company and myself relating to the Offering and the sale of your shares of the Company's common stock in the Offering, (ii) to reflect the change in the identity of the underwriters participating in the Offering and (iii) to address any other changes that have occurred since our last agreements were entered into. Therefore, described below are the agreements we entered into pursuant to that certain letter agreement dated September 12, 1996.

1. You reconfirm your agreement to (i) sell all shares of the Company's common stock owned by you at the same price received by the Company in the Offering for the shares sold by it, (ii) bear, in proportion to the number of shares sold by you, the costs of underwriting discounts, fees and other compensation of the underwriters, (iii) enter into an underwriting agreement with the underwriters and (iv) enter into a Custody Agreement and a Power of Attorney to insure delivery of your shares at closing. An updated Custody Agreement and Power of Attorney are enclosed for your signature and it is hereby agreed that the newly exectued versions of these documents will in all respects supersede and replace any previous versions thereof. As soon as the underwriters have provided me with their new form of underwriting agreement, I will forward that to you for your review.

2. You also reconfirm your agreement to cooperate with the Company and its legal counsel, auditors and the underwriters in connection with the Offering, including completing a questionnaire for due diligence purposes. The lapse of time since you first completed the questionnaire makes it necessary to enclose a copy of the questionnaire completed by you in August and ask that you please review it to insure there have been no changes to the answers

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      you last gave. Please contact Nick D. Nicholas of Porter & Hedges, L.L.P.
      at (713) 226-0637, to inform him if there have been any changes in your answers to the questionnaire.

3. You reconfirm that upon the closing of the Offering the following agreements shall terminate: (i) the Stock Purchase Agreement executed March 22, 1994 (the "Stock Purchase Agreement"); (ii) the Shareholders Agreement executed August 2, 1996 (the "Shareholders Agreement"); (iii) the Insurance Proceeds Agreement dated August 2, 1996; and (iv) the Consulting Agreement executed August 2, 1996 (the "Consulting Agreement").

4. You reconfirm that upon the closing of the Offer, the following will be automatically modified: (i) the Guaranty to Lease between Jakascki Corporation and Allstar Equities, Inc. dated August 2, 1996 (the "Lease Guaranty"), to exclude the Company as a guarantor and (ii) the Indemnity Agreement entered into by Allstar Equities, Inc., the Company and James H. Long dated August 2, 1996 (the "Indemnity Agreement"), to exclude the Company as an indemnitor.

5. You reconfirm that you have waived the right to prior notice of the proposed Offering, any preemptive rights or rights of first refusal.

6. You acknowledge the Company's and my waiver of limitations of the amount of net proceeds receivable by you contained in paragraph 2(b) of each the Stock Purchase Agreement and the Shareholders Agreement to enable you to sell all of your shares in the Offering.

7. You reconfirm that you and Jakascki Corporation have agreed that at the closing, any liabilities or obligations arising out of the following will be waived and released: (i) the Lease Guaranty; (ii) the Indemnity Agreement; (iii) the now superseded Lease Agreement dated June 26, 1991, between Jakascki Corporation and Allstar Equities, Inc.; (iv) the now superseded Guaranty to Lease dated June 26, 1991, between the Company, Jakascki Corporation, Allstar Equities, Inc., and James H. Long; (v) the now superseded Agreement Among Shareholders effective as of December 31, 1993, between you and James H. Long; and (vi) the now superseded Sublease between Allstar Equities, Inc. and the Company dated August 1, 1991.

8. You acknowledge the correction of the Unsecured Promissory Note executed by Jakascki Corporation in the principal amount of $150,000 that mistakenly named the Company as the payee to name Allstar Equities, Inc. as payee.

9. You reconfirm that you do not wish to be a director of the Company and in connection therewith your waiver of paragraphs 7(a) and (b) of the Shareholders Agreement.

      Finally, this letter also confirms our understanding that pursuant to that certain letter agreement dated October 21, 1996, you have decided to exercise your option to defer, until the

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Offering is closed or abandoned, any requirement of me personally or Allstar
Systems, Inc., a Delaware corporation (the "Company"), to make the October 1, 1996, January 1, 1997 and April 1, 1997 minimum quarterly purchases of shares of common stock of the Company owned by you pursuant to the Shareholder's Agreement, dated August 2, 1996, by and between you and myself.

      By signature hereto you hereby confirm that the above is an accurate representation of the agreements we have reached. Please acknowledge your consent by signing below and returning this letter to me in the enclosed, postage pre-paid envelope.


                                    Very truly yours,

                                    /S/ JAMES H. LONG
                                        James H. Long


Agreed to this 4th day of June 1997.

Dated: June 4th, 1997

By:  JACK B. COREY
     Jack B. Corey

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